Exhibit 16.1

February 22, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

            We have read the statements made by BioPharm Asia, Inc. which was provided to us on February 22, 2010, which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated February 11, 2010. We agree with the statements concerning our Firm in such Form 8-K.  We have no basis to agree or disagree with any other statements made in the filing.

Very truly yours,

/s/ Sherb & Co., LLP
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    Sherb & Co., LLP